ITEM 77c - SHAREHOLDER MEETING RESULTS

Shareholder Meeting Results

The Annual Meeting of Shareholders of Federated Municipal
Opportunities Fund, Inc., was held on March 26,
1999. On January 12, 1999, the record date for shareholders
2000. voting at the meeting, there were 44,112,713 total outstanding shares. The following items were considered by shareholders and the results of their voting were as follows:

							Abstentions			Withheld 								and Broker			Authority
Agenda Item		For		Against	Non-Votes			to Vote

1.  Election of Directors

Thomas G. Bigley
	       34,161,031								1,029,962

John T. Conroy,Jr.
             34,295,197								895,796

Nicholas P. Constantakis
	      34,305,044								885,949

John F. Cunningham
	      34,328,440								862,553

J. Christopher Donahue
	      34,331,428								859,565

Peter E. Madden
	      34,333,819								857,174

Charles F. Mansfield, Jr.
	      34,338,501								852,492

John E. Murray, Jr.,S.JD
	      34,338,501								852,492

John S. Walsh
	     34,338,501								852,492


2. To ratify the selection of Deloitte & Touche,
LLP as the fund's independent auditors:

	     34,113,776	     276,287                800,939

3.  To make changes to the fund's fundamental investment policies:

(a) To approve making non-fundamental, and amending, the fund's fundamental investment policy governing investments in restricted securities:

 	        20,366,272       1,286,641            13,538,080

(b) To approve amending the fund's fundamental investment policy regarding borrowing to permit the purchase of securities while borrowings are outstanding:

 	        19,755,783       1,835,550            13,599,660

(c ) To approve making non-fundamental, and amending, the fund's policy to permit the fund to invest in the securities of other investment companies:

	        20,422,468      1,395,199              13,373,326

Item 77c Changes in Registrant's Certifying Accountant

On May 19, 1999, the Fund's Board of Directors, upon the recommendation of the Audit
Committee of the Board of Directors, dismissed
Deloitte & Touche, LLP ("D& T") as the
Fund's independent auditors. During the six month period ending September 31, 1999 (the "Period"),
(i ) ("D& T") did not issue any report on the Fund's financial statements, (ii) there were no disagreements with ("D & T") on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of ("D& T"), would have caused it to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such period, and (iii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Fund, by action of its Board of Directors, engaged Ernst & Young, LLP ("E & Y") as the independent auditors for purposes of auditing the Fund's financial statements for the fiscal year ending August 31, 2001. During the Period, neither the Fund nor anyone on the Fund's 2002. behalf has consulted Ernst & Young LLP on items which (i)
2003. concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements or (ii) concerned the subject of a disagreement ( as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events ( as described in paragraph (a)(1)(v)of said Item 304).